UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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AMERICAN HOMES 4 RENT
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT CRAIG MELCHER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its trustee nominee at the upcoming annual meeting of shareholders of American Homes 4 Rent, a Maryland corporation (“AMH” or the “Company”).

On March 10, 2020, Land & Buildings issued the following press release:

Land & Buildings Nominates Highly-Qualified Director to American Homes 4 Rent Board

–    Believes Company is Materially Undervalued, Has Drastically Underperformed Peers, and Has Failed to Capitalize on its Significant Potential –

–    In Land & Buildings’ View, Blame for Company’s Substantial Underperformance Lies Squarely with CEO Singelyn and Entrenched, Insider-Laden Board –

–    Disappointed that Company Reneged on Promise of True Board Refreshment Made During Land and Buildings’ Private Engagement –

–    Shareholder Perspective, in the form of Land & Buildings’ Investment Professional Craig Melcher, is Sorely Needed in Boardroom to End Status Quo –

Stamford, CT (March 10, 2020) – Today Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”), a significant shareholder of American Homes 4 Rent (“AMH” or the “Company”) (NYSE: AMH), publicly announced its nomination of a highly-qualified director candidate for election to the AMH Board of Trustees (the “Board”) at the upcoming 2020 Annual Meeting of Shareholders (the “Annual Meeting”).

Land & Buildings issued the following statement in connection with this announcement:

We believe that American Homes 4 Rent is materially undervalued – with a more than 35% upside – and is substantially underperforming its true potential. The Company’s operational and financial track record has been erratic at best, leading to its inferior shareholder returns.

At this point, shareholders have suffered long enough:

•	AMH has underperformed its closest peer, Invitation Homes (NYSE: INVH), over the past 1-year and 3-years since the INVH IPO by 17% and 37%, respectively (see table below);
•	American Homes 4 Rent is valued at a 70-basis point higher implied cap rate than INVH;
•	AMH has a vastly superior balance sheet, yet trades at a substantial discount to INVH on a cap rate basis; and
•	70% of AMH’s homes are in the same markets as INVH with similar market rent in overlapping markets.

Total Returns	Trailing 3 Years	Trailing 1 Year
AMH	30%	25%
INVH	68%	43%
AMH Underperformance	-37%	-17%

Source: Bloomberg; Note: Based on unaffected total returns through February 10, 2020 prior to public disclosure of Land & Buildings engagement. 3-year total return start date of January 31, 2017 representing INVH’s IPO date. 1-year start date of February 10, 2019.

We believe AMH is uniquely positioned, owning more than 50,000 single family rental homes with an investment grade balance sheet and an early-mover advantage in the institutionalization of the single-family rental business. As such, the Company’s discounted valuation would likely be eliminated if AMH was operated to its full potential, with a best-in-class management team driving operational and capital allocation excellence.

Unfortunately, however, CEO David Singelyn has overseen a pattern of operational and development disappointments, including by missing revenue, expense and rental home delivery targets. Ultimately, we believe the blame for these failures lies with Mr. Singelyn and the Company’s entrenched Board. Specifically:

•	AMH net operating income (NOI) margins have declined 90 bp since 2017, while peer INVH margins have improved 140 bps;
•	AMH’s NOI has materially lagged peer INVH by 180 bps per year over the past three years; and
•	AMH is forecasting 2020 NOI growth below peer INVH while AMH margins are expected to decline further and INVH margins are expected to increase again this year.

In yet another seeming blow to shareholders, the Board – with five “insiders” who appear loyal to the founder of the Company, Wayne Hughes and his family – has not held Mr. Singelyn accountable for AMH’s failures. This is especially egregious given that Mr. Singelyn sits on the Board himself and is a longtime Hughes family lieutenant.

In fact, we view five of the 11 Board members as insiders (three current or former AMH employees, one current trustee with a leadership role at another Wayne Hughes-founded company as well as Wayne Hughes’ daughter, who is the Chairman of the Board). We believe these insider trustees have compromised the independence of the Board and its ability to act objectively with the best interests of all shareholders in mind.

It seems clear to us that the Board is in urgent need of true refreshment – with real shareholder perspectives taking the place of insiders. Further, there is a lack of multifamily REIT experience on the Board that we believe is desperately required to help put the Company on a path towards shareholder value creation.

To this end, since November Land & Buildings has worked patiently behind the scenes to engage constructively with the Board. Disappointingly, the trustees’ “trust us” rhetoric and seeming inability to seriously address our concerns has left us continually frustrated.

Ultimately, David Singelyn assured us that the Board would be refreshed with two new trustees prior to or concurrent with the Company’s 2020 annual meeting, with two existing directors exiting the Board. Recently, however, the Company announced that Matthew Zaist was being appointed to the Board, expanding the size of the Board from ten to 11 trustees.

The Company’s apparent decision to renege on its promised refreshment is highly disappointing – especially given that it has not removed any incumbent insiders from the Board.

Given these events, we have nominated Craig Melcher – a highly-qualified Land & Buildings’ investment professional – for election to the Board.

Craig would bring a shareholder perspective and would add tremendous value as a trustee of AMH. He is President of Land & Buildings and co-founded our firm in 2008, and has nearly twenty years’ experience as a thought leader in the REIT industry, including as a sell side analyst. He has specialized in the residential sector, including single family for rent companies throughout his career and would offer unique insights to the Board and as an independent stakeholder in the Company, something this Board clearly lacks.

Despite our frustration with the Company’s actions to date, we hope that the Board will do the right thing for AMH shareholders by appointing Craig to the Board and avoiding a potentially costly and distracting proxy contest.

It is time for AMH to take action for all shareholders, not just the Hughes family, and help realize American Homes 4 Rent true potential. While we would prefer a negotiated solution, we will not hesitate to pursue Craig’s election to the Board at the Annual Meeting through a proxy contest if that proves necessary.

Media Contact

Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
Dzacchei@sloanepr.com
JGermani@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Capital Growth Fund, LP, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at American Homes 4 Rent’s (the “Company”) 2020 annual meeting of shareholders.

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Opportunity”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”), Jonathan Litt and Craig Melcher.

As of the date hereof, L&B Capital directly owns 273,708 shares of Common Stock, $0.01 par value, of the Company (the “Common Stock”). As of the date hereof, L&B Opportunity directly owns 424,496 shares of Common Stock. As of the date hereof, 652,119 shares of Common Stock were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B GP, as the general partner of each of L&B Capital and L&B Opportunity, may be deemed the beneficial owner of the (i) 273,708 shares of Common Stock owned by L&B Capital and (ii) 424,496 shares of Common Stock owned by L&B Opportunity. L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of the (i) 273,708 shares of Common Stock owned by L&B Capital, (ii) 424,496 shares of Common Stock owned by L&B Opportunity, and (iii) 652,119 shares of Common Stock held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 273,708 shares of Common Stock owned by L&B Capital, (ii) 424,496 shares of Common Stock owned by L&B Opportunity, and (iii) 652,119 shares of Common Stock held in the Managed Accounts. As of the date hereof, Mr. Melcher does not own any shares of Common Stock.